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     As filed with the Securities and Exchange Commission on March 28, 2001


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            --------------------------------------------------------


                                    FORM 11-K

                   /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2000
                   -------------------------------------------



                           Commission File No: 1-6695
                           --------------------------



                               JO-ANN STORES, INC.
                         ASSOCIATE STOCK OWNERSHIP PLAN
   (Full title of the plan and the address of the plan, if different from that of the issuer named below)



                               Jo-Ann Stores, Inc.
                                5555 Darrow Road
                                Hudson, OH 44236
                                ----------------

   (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)










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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Advisory Committee, the administrator of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


March 28, 2001
Jo-Ann Stores, Inc.
Associate Stock Ownership Plan


/s/ Brian Carney
-------------------------------------
Brian Carney
Executive Vice President and Chief Financial Officer and
Secretary of Advisory Committee




























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                               JO-ANN STORES, INC.
                         ASSOCIATE STOCK OWNERSHIP PLAN

                                  EXHIBIT INDEX



              Official
             Exhibit No.               Description
             -----------               -----------

                 23                    Consent of Independent Public Accountants

                 99                    Jo-Ann Stores, Inc.
                                       Associate Stock Ownership Plan

                                       Financial Statements
                                       As of December 31, 2000
                                       Together With Report of
                                       Independent Public Accountants






















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